Exhibit 99.1

AMENDMENT TO

ISIS PHARMACEUTICALS, INC.

2002 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

ADOPTED BY THE BOARD OF DIRECTORS APRIL 20, 2006

This Amendment to the Isis Pharmaceuticals, Inc. 2002 Non-Employee Directors’ Stock Option Plan (the “Amendment”), is effective as of April 20, 2006.

A.                                   WHEREAS, the Board of Directors of Isis approved an amendment to the Isis Pharmaceuticals, Inc. 2002 Non-Employee Directors’ Stock Option Plan (the “NED”), as more fully described below.

NOW THEREFORE, the NED is hereby amended as follows:

All capitalized terms not otherwise defined herein, will have the meanings ascribed to them in the NED.

ARTICLE 1.  AMENDMENT

1.1           Addition of New Section 12(e).  A new Section 12(e) is hereby added to the NED as follows:

“(e)  Option Repricing Prohibited.  The Board will not have the authority, at any time, without obtaining the approval of a majority of the shares present or represented and entitled to vote at a duly convened meeting of stockholders, to (1) reduce the exercise price of any Options under the Plan that are currently outstanding; or (2) cancel any outstanding Options under the Plan and grant in substitution therefore new Options under the Plan at a lower exercise price (including entering into any “6 month and 1 day” cancellation and re-grant scheme), regardless of whether or not the cancelled Options revert to and again become available for issuance under the Plan  This Section 12(e) may not be amended without the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at a duly convened meeting of the stockholders of the Company.  Notwithstanding the foregoing, this paragraph will not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.”

1.2           Except as specifically provided in this Amendment, all other terms and conditions of the NED will remain in full force and effect.